Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Cooperative Computing, Inc. for the registration of $157,000,000 of 10 1/2% Senior Notes due 2011 and to the use of our report dated December 3, 2002, included herein, with respect to the financial statements and schedules of Cooperative Computing, Inc. included in its Annual Report (Form 10-K) for the year ended September 30, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Austin, Texas
September 12, 2003